Exhibit 10.35

Execution Version

[*] indicates that a confidential portion of the text of this agreement has been omitted.

DISCOVERY COLLABORATION AGREEMENT

This Discovery Collaboration Agreement (this “Agreement”) is effective as of September 9, 2009 (the “Effective Date”) and is made by and between Arana Therapeutics Limited (ACN 002 951 877), an Australian company having offices at Level 2, 37 Epping Road, Macquarie Park, New South Wales 2113, Australia (“Arana”), and XOMA Development Corporation, a Delaware corporation having offices at 2910 Seventh Street, Berkeley, California 94710, USA (“XOMA”). Arana and XOMA are sometimes referred to herein individually as a “Party” and together as the “Parties.”

BACKGROUND

A. Arana is engaged in the research and development of product candidates, including without limitation Antibodies, for use in treating and/or preventing human diseases.

B. XOMA has developed certain materials, technologies and related information, hereinafter identified as [*], the Discovery Know-How and the Systems, that are useful to the discovery, optimization and development of Antibodies and related proteins.

C. Prior to the Effective Date, XOMA has conducted certain activities [*] to Arana’s satisfaction.

D. XOMA and Arana, as specified herein, wish to form a collaboration directed toward identifying new Antibodies for diseases of interest to Arana and in the course of which, inter alia, XOMA would [*].

E. Arana, on its own behalf and on behalf of its Affiliates, agrees to accept the Transferred Materials under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, XOMA and Arana agree as follows:

Section 1. DEFINITIONS

1.1 “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with a Party to this Agreement. For purposes hereof, “control” means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entity; or (c) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2 “Antibody” shall mean any molecule, including full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen, immunogen or hapten or which elicits an immune response and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region, including any naturally occurring or recombinant form of such a molecule.

1.3 “Antibody Product” means any composition of matter or article of manufacture consisting essentially of an Antibody (a) alone or (b) integrally associated with a composition of matter or article of manufacture (including without limitation conjugates bound to a toxin, label or other moiety) providing therapeutic, half-life, safety or other advantages to the Antibody.

1.4 “Applicable Interest Rate” has the meaning specified in Section 13(d) hereof.

1.5 “Arana Licensee” means, solely with respect to Licensed Products, any Third Party to whom Arana licenses or grants rights, as part of a bona fide collaboration, development, commercialization or marketing arrangement, to develop, commercialize, market or distribute any such Licensed Product. All arrangements with an Arana Licensee shall be pursuant to a written agreement, which will incorporate requirements on each Arana Licensee sufficient to ensure compliance with the provisions of Sections 7(b), 12(b)(ii), 12(c), and 14 and any other provisions of this Agreement expressly relating to Arana Licensees and provide (where possible under the governing law of such written agreements) that XOMA shall be a third party beneficiary thereof. No Third Party shall be an Arana Licensee if such Third Party does not take material economic risk with respect to the development or commercialization of the Licensed Product that is the subject of the applicable arrangement; provided, that this sentence shall not prevent Arana from using any Third Party as a distributor or selling agent.

1.6 [*]

1.7 [*]

1.8 “Bacterial Cell Expression Patent Rights” or “BCE Patent Rights” means the Patent Rights described on Schedule 1.8.

1.9 “Bankruptcy Code” has the meaning specified in Section 18(c) hereof.

1.10 [*]

1.11 [*]

1.12 “BLA” means a Biologics Licensing Application or New Drug Application (each as defined in the FDC Act) and any other equivalent marketing authorization application or other license, registration or application seeking approval from a Regulatory Authority to market a Licensed Product in the Field in the Territory.

1.13 [*]

1.14 [*]

1.15 [*]

1.16 “Change of Control” means any transaction or series of transactions with respect to an entity as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity’s equity securities or otherwise gains control of such entity.

1.17 [*]

1.18 “Collaboration” has the meaning specified in Section 2(a) hereof.

1.19 “Collaboration Committee” has the meaning specified in Section 2(b) hereof.

1.20 “Combination Product” has the meaning specified in Section 1.43 hereof.

1.21 “Confidential Information” means any information and data received by a Party (the “Receiving Party”) from the other Party or its Affiliates (the “Disclosing Party”) in connection with this Agreement or the Mutual Confidentiality Agreement effective as of February 27, 2009 between Arana Therapeutics (VIC) Pty Limited and XOMA (US) LLC. Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data:

(a) which is or becomes public knowledge (through no fault of the Receiving Party); or

(b) which is made available to the Receiving Party by a Third Party not under an obligation of confidentiality with the Disclosing Party (and such lawful right can be demonstrated by the Receiving Party’s written records); or

(c) which is already rightfully in the Receiving Party’s possession at the time of receipt from the Disclosing Party (and such prior possession can be demonstrated by the Receiving Party’s written records); or

(d) which is independently developed by an employee of the Receiving Party and/or its Affiliates without the aid, application or use of confidential information disclosed by the Disclosing Party (and such independent development can be demonstrated by the Receiving Party’s written records), provided such independent development does not breach any of the Receiving Party’s obligations under this Agreement.

1.22 “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, ownership, license or sublicense.

1.23 “Disclosing Party” has the meaning specified in Section 1.21 hereof.

1.24 “Discovered” means, in respect of an Antibody or Antibody Product, the derivation of such Antibody or Antibody Product from the identification, determination and/or confirmation of a Target and/or a Target’s associated ligand or receptor.

1.25 “Discovery Know-How” means the Know-How transferred to Arana or its Affiliates pursuant to Section 3.

1.26 “Discovery Patent Rights” means the Patent Rights described on Schedule 1.26, which shall be updated from time to time by XOMA to reflect the status of such Patent Rights or as otherwise agreed in writing by Arana and XOMA.

1.27 “Discovery Product” means an Antibody or Antibody Product Discovered as a result of, or arising out of, the use of [*] the Discovery Know-How and/or the practice of the Discovery Patent Rights by Arana or its Affiliates, either on their own account or on behalf of an Arana Licensee as part of a bona fide collaboration with respect to that Antibody or Antibody Product, including without limitation through the use of [*] the Discovery Know-How and/or the practice of the Discovery Patent Rights to identify, validate or otherwise use a Target and/or its associated ligand or receptor. As used herein, to “validate” a Target includes any activities by which, using [*], Discovery Know-How, Discovery Patent Rights and/or any Antibody arising therefrom, a Target is identified, determined and/or, confirmed as being significant in a disease or other biological pathway or used in any material manner to develop a therapeutic and/or prophylactic compound or product.

1.28 “EMEA” means the European Medicines Agency or any successor thereto.

1.29 “Event of Default” means an event described in Section 17(b)(i) hereof.

1.30 “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.31 “FDC Act” means the United States Food, Drug and Cosmetic Act (or any successor thereto), as amended, and the rules and regulations promulgated thereunder.

1.32 “Field” means the Discovery, research, development, manufacture and/or commercialization of Antibody Products for (a) the treatment, palliation or prevention of any disease or condition in humans, [*].

1.33 “First Commercial Sale” means the first sale for use or consumption by the general public of a Licensed Product in a country after Regulatory Approval has been obtained in such country. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Licensed Product for use in clinical trials or for compassionate use prior to Regulatory Approval.

1.34 “GAAP” means United States generally accepted accounting principles, as they exist from time to time, consistently applied.

1.35 “ICC” has the meaning specified in Section 18(h)(i) hereof.

1.36 “Indemnitee” has the meaning specified in Section 16(d) hereof.

1.37 “Indemnitor” has the meaning specified in Section 16(d) hereof.

1.38 “Know-How” means Confidential Information comprised of any and all know-how, trade secrets, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols, and research, preclinical and clinical data and information, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format. Know-How shall not include Patent Rights [*].

1.39 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.40 “Licensed Know-How” means, collectively, the Discovery Know-How and the TAE Know-How.

1.41 “Licensed Patent Rights” means, collectively, the Discovery Patent Rights and the TAE Patent Rights.

1.42 “Licensed Product” means an Antibody or Antibody Product that is either a Discovery Product or a TAE Product.

1.43 “Net Sales” means, with respect to a Licensed Product, the gross amount invoiced by Arana or its Affiliates or by any Arana Licensee for sales of such Licensed Product to customers which are not Affiliates (or which are Affiliates but are end users of such Licensed Product), less the following unreimbursed or non-refunded deductions with respect thereto, determined in accordance with GAAP and calculated in United States dollars and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts, rebates, price reductions, coupons, vouchers and co-pay assistance reimbursements, returns (including recalls), [*], and charge-backs, (b) sales, excise and turnover taxes. goods and services, value-added and other indirect taxes, and similar duties, levies and charges collected, charged or otherwise imposed directly upon and paid or payable by such party and its Affiliates, and (c) all other direct expenses or discounts, including but not limited to cash discounts, trade discounts, government and managed care discounts, custom duties and transportation and insurance charges.

In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by [*].

In the event that the average sale price of the Licensed Product can be determined but the average sale price of the other active compounds or active ingredients in the Combination Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*]. If the average sale price of the other active compounds or active ingredients can be determined but the average price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*].

In the event that the average sales price of both the Licensed Product and the other active compounds or active ingredients in the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be determined in accordance with the procedures set out in Section 18(h)(i).

As used above, the term “Combination Product” means any Licensed Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

Free samples of Licensed Product and the disposition of Licensed Product for, or the use of Licensed Product in, preclinical or clinical (Phase 1–3) trials or other market-focused (Phase 4) trials in which Licensed Product is provided to patients without any payment shall not result in any Net Sales.

1.44 “Patent Rights” means all patents and patent applications existing as of the Effective Date and all patent applications claiming priority from the foregoing thereafter filed and patents thereafter issued, including, without limitation, any continuations, continuations-in-part, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.45 “Phase 1 Trial” means a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Product in subjects or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.46 “Phase 2 Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(b), or its foreign equivalent.

1.47 “Phase 3 Trial” means a pivotal human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for a BLA or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(c) or its foreign equivalent. In the event of a Phase 2/3 trial, initiation of Phase 3 shall be deemed to have occurred upon a decision by Arana to continue enrollment for the pivotal portion of such trial.

1.48 “Receiving Party” has the meaning specified in Section 1.21 hereof.

1.49 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department bureau or other governmental entity that are necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of a Licensed Product in the Field in a country or group of countries.

1.50 “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of pharmaceutical products, including the FDA, the EMEA and the Australian Therapeutic Goods Administration, and any successors thereto.

1.51 “Representatives” has the meaning specified in Section 18(h)(i) hereof.

1.52 “Research and Development” means, solely with respect to the use of the Transferred Materials by Arana or its Affiliates, the conduct of activities relating to the Discovery of Antibodies for Targets, the identification, characterization, selection, optimization and research of Antibodies and Licensed Products and the conduct of all tests, clinical and other studies and other activities (including test method development, toxicology studies, statistical analysis and report writing, preclinical and other testing, packaging and regulatory affairs, product approval and registration activities) related thereto as are customarily performed in the biopharmaceutical industry as part of research and development of new products. Research and Development may include without limitation (a) the Discovery of Antibodies that selectively bind to and act through Targets, (b) the development of assays for Antibodies to, inter alia, confirm the activity of such Antibodies or Target, and (c) the performance of affinity maturation on such Antibodies, in each case with the objective of identifying Antibodies that have potential as Licensed Products.

1.53 “Royalty-Bearing Discovery Product” means [*].

1.54 “Services” has the meaning specified in Section 4(a) hereof.

1.55 “Systems” means the informatics and other materials handling systems, associated software applications and related data systems, Patent Rights related to the foregoing (the “Systems Patent Rights”) and related Know-How (the “Systems Know-How”), each as more particularly described on Schedule 1.55. For the purposes of this Agreement, Systems shall not include any Third Party software, operating system, data device or other materials not actually integrated into the software applications and related data systems constituting the Systems.

1.56 “Systems Know-How” has the meaning specified in Section 1.55 hereof.

1.57 “Systems Patent Rights” has the meaning specified in Section 1.55 hereof.

1.58 “TAE Know-How” has the meaning specified in Section 1.63 hereof.

1.59 “TAE Patent Rights” has the meaning specified in Section 1.63 hereof.

1.60 “TAE Product” means an Antibody or Antibody Product which falls within a Valid Claim of the TAE Patent Rights at the time and in the jurisdiction of its manufacture or sale, or arose from the practice of a Valid Claim of the TAE Patent Rights at the time and in the jurisdiction of such activities.

1.61 “Target” means a gene and the products encoded by such gene, including, without limitation, (a) any partial or full-length DNA sequence from such gene (including any mutant or polymorphic forms thereof), (b) any RNA sequence (including any post-transcriptionally modified variants thereof) encoded by any such gene, (c) any peptide, polypeptide or protein (including any post-translationally modified variants thereof) encoded by any such gene, (d) any derivatives or fragments of any of the foregoing, and/or (e) any species variants or homologs of any of the foregoing.

1.62 [*]

1.63 “Target Affinity Enhancement Technology” or “TAE Technology” means (a) the materials and Know-How (the “TAE Know-How”) and (b) the Patent Rights (the “TAE Patent Rights”), each as more particularly described on Schedule 1.63, that set forth an embodiment of the technology made available by XOMA for improving or enhancing the affinity of an Antibody.

1.64 “Territory” means all of the countries and territories of the world.

1.65 “Third Party” means any person or entity other than Arana, XOMA and their respective Affiliates.

1.66 “Third Party Agreements” has the meaning specified in Section 15(b)(ix) hereof.

1.67 “Third Party Patents” has the meaning specified in Section 15(b)(ix) hereof.

1.68 “Transferred Materials” means, collectively, [*], the Licensed Know-How, the Systems and/or any related materials actually transferred to Arana pursuant to this Agreement.

1.69 “Valid Claim” means, in respect of a Patent Right in the jurisdiction of that Patent Right, either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending parent patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally rejected without the possibility of appeal or refiling.

1.70 [*]

1.71 “[*] Materials” has the meaning specified in Section 5(e) hereof.

1.72 “[*] Specifications” means Arana’s specifications for [*] set forth on Schedule 1.70.

Section 2. COLLABORATION OVERVIEW

(a) Objectives. Arana and XOMA intend to collaborate in the Discovery of Antibodies and/or Antibody Products, with (in general) XOMA constructing and/or transferring certain materials and providing access to certain intellectual property rights and Arana conducting various Discovery and other activities, in each case as provided in or permitted by this Agreement (the “Collaboration”). It is intended that the Collaboration will be conducted as a collaborative effort with activities by the Parties carried out primarily at each Party’s respective facilities, except as otherwise provided herein.

(b) Committee. As soon as practicable after the Effective Date, the Parties shall establish a committee (the “Collaboration Committee”) comprised of representatives designated by each of XOMA and Arana, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the authority of the Collaboration Committee as provided herein, and each of whom shall be employed by the Party designating such representative. The Collaboration Committee shall be responsible for overseeing the Parties’ interaction and performance of their respective obligations under this Agreement. In reaching decisions or taking action, the Collaboration Committee shall strive for unanimity. In the event unanimity cannot be reached on a question of whether or not a Party has complied with the requirements of this Agreement, the matter shall be referred for resolution pursuant to Section 18(h)(i). For the avoidance of doubt, subject to the foregoing, each Party shall determine the manner in which it exercises its independent rights and complies with its independent obligations hereunder using its own personnel and facilities.

Section 3. DELIVERABLES; DELIVERY

(a) Deliverables. Within [*] following the Effective Date, XOMA shall deliver [*], the Discovery Know-How relating thereto, the TAE Know-How and the Systems to Arana’s Melbourne, Australia facility, as evidenced by the Delivery and Receipt Acknowledgement in the form attached as Exhibit A. XOMA shall provide [*] in the quantities, and together with the additional information, set forth in Schedule 3(a).

(b) Delivery. Delivery of the Transferred Materials shall be made F.O.B. XOMA’s Berkeley, California facility, upon provision of the same to an independent carrier designated by XOMA and reasonably acceptable to Arana. Title and risk of loss shall transfer to Arana upon such delivery, [*].

(c) [*]

(d) [*]

Section 4. SERVICES

(a) Services Defined. Upon the request of Arana, XOMA agrees to perform the services described in Schedule 4(a) (the “Services”). XOMA warrants that it has and/or will retain employees and/or consultants with the skills, ability and training necessary to, and that it shall, render the Services in a timely and professional manner consistent with industry standards in accordance with the terms of this Section 4, including Schedule 4(a). Subject to the foregoing, the manner and means by which XOMA chooses to complete the Services are in XOMA’s sole discretion and control. XOMA’s only service obligations with respect to the validation, implementation or use of the Transferred Materials at Arana shall be those expressly provided in Section 3(c) and this Section 4.

(b) Compensation. In consideration of the Services to be rendered hereunder, Arana agrees to pay XOMA the compensation set forth in Schedule 4(a).

(c) Expenses. Arana will reimburse XOMA for all reasonable travel, lodging and other expenses of XOMA’s employees and consultants rendering the Services documented to the reasonable satisfaction of Arana [*].

(d) Other Services. XOMA (including its employees rendering the Services) may conduct activities with and provide services to, and its consultants rendering the Services may perform services for or be employed by, Third Parties so long as doing so does not cause XOMA to breach its obligations under this Section 4 or any other provision of this Agreement.

(e) Term. The Parties shall have no further rights or obligations with respect to this Section 4 (other than those accrued prior to such termination) upon the earliest of (i) termination of this Agreement in accordance with its terms, (ii) termination of this Section 4 by either Party upon a material breach by the other Party that is not cured within thirty (30) days of such other Party becoming aware of such breach, effective immediately upon written notice to the breaching Party, (iii) termination by Arana of this Section 4, at its discretion, upon prior written notice to XOMA [*].

Section 5. GRANTS OF RIGHTS; [*]

(a) [*], TAE Technology, Etc. XOMA grants to Arana, on its own behalf and on behalf of its Affiliates, in the Field throughout the Territory, subject to the terms, conditions and limitations set forth in this Agreement:

(i) an exclusive (except as to the use of [*] by XOMA and its Affiliates, as provided in Section 5(f)), non-transferable license and/or right, without the right to grant sublicenses, to use [*] to identify, isolate, modify, develop and exploit Discovery Products; and

(ii) a non-exclusive, non-transferable license and/or right, without the right to grant sublicenses, to:

(x) use the Systems and/or the Discovery Know-How, and/or practice the Systems Patents and/or the Discovery Patent Rights, in each case to Discover, identify, isolate, modify, develop and exploit Discovery Products; and

(y) use the TAE Technology and/or the Systems, and/or practice the TAE Patent Rights and/or the Systems Patent Rights, in each case to alter, modify and/or express Antibodies and Antibody Products in order to discover, identify, isolate, modify and/or develop Licensed Products.

The grants provided for in this Section 5(a) include, to the extent required, a right and license to Arana, its Affiliates and any Arana Licensee, subject to the other limitations of this Agreement, to make, have made, use, sell, offer to sell, import or export any Licensed Product. The grant provided for under Section 5(a)(i) includes any Patent Right (other than the BCE Patent Rights, Arana’s rights to which are addressed in clause (b) below), copyright or similar intellectual property right that is, as of the Effective Date, under the Control of XOMA and/or its Affiliates and shall be subject to all applicable limitations, restrictions and obligations provided for in this Agreement and any limitations or restrictions contained in any license or grant of rights from or other agreement with a Third Party the benefit of which is claimed by Arana, provided such terms (i) were made available in writing to Arana prior to the Effective Date, and (ii) are expressed to apply to collaborators or licensees of XOMA in the position of Arana under this Agreement.

(b) BCE Patent Rights. In addition, to the extent that the conduct by Arana of any of the activities expressly licensed by XOMA hereunder constitutes the practice of the BCE Patent Rights, Arana and its Affiliates shall be deemed to have a non-exclusive license, without the right to grant sublicenses, under the BCE Patent Rights to conduct such activities solely as provided in, and as limited by, the scope of the license grants in Section 5(a). For the avoidance of doubt, the license granted pursuant to this Section 5(b) shall not include any right (i) to make or have made any quantities of any product, including an Antibody, in a prokaryote other than as reasonably necessary to conduct Research and Development activities, (ii) to conduct phage display other than with the Transferred Materials and/or (iii) to conduct any activities for a Third Party except as reasonably necessary for an Arana Licensee to make (but not manufacture using the BCE Patent Rights), use, sell, offer to sell, import or export a Licensed Product after the initial binding domains have been Discovered by Arana or its Affiliates.

(c) Trade Secrets. Arana and/or each person or entity, including authorized Third Parties, who has been given access by Arana to the Transferred Materials, the Systems and/or the Source Code or Software (as such terms are defined in Section 8) acknowledges formulae, algorithms and computational methods contained therein may constitute XOMA’s trade secret information. Arana shall take reasonable steps to prevent the dissemination of the trade secret information contained therein and shall permit the dissemination of such information only to those persons or entities with a “need to know” such information who acknowledge their obligation to maintain the secrecy of such trade secrets and not to use them for purposes not authorized hereunder. For the avoidance of doubt, Arana shall have an implied license to the trade secrets described in this Section 5(c) as is reasonably necessary to enjoy the benefits of the licenses otherwise granted in this Agreement, to the extent such trade secrets do not form part of the Know-How expressly licensed under this Agreement.

(d) [*] each of XOMA and Arana shall be obligated to keep accurate books and records sufficient to identify with reasonable specificity the uses to which [*] have been put and the Discovery Products which have been derived from or arose out of the use of [*].

(e) Limitations on Use of Source Materials and Copies. None of XOMA or its Affiliates shall [*], and XOMA agrees not to transfer, lend or otherwise make available [*] or [*] Materials (in whole or part) to any person other than XOMA’s Affiliates or Arana. [*] Subject only to the foregoing, Arana acknowledges that XOMA and/or its Affiliates may, on their own behalf or on behalf of one or more Third Parties (x) [*], and/or (y) undertake competitive activities directed to a Target, including using copies of the Licensed Know-How and/or the Systems.

(f) Retention of Rights by XOMA. XOMA shall retain (i) ownership of and the right to use [*] for itself and its Affiliates, including for the avoidance of doubt as part of a bona fide collaboration, development, commercialization or marketing arrangement with a Third Party, to develop, commercialize, market or distribute Antibody Products, and (ii) the ownership and right to use, license or otherwise exploit in any manner whatsoever the Licensed Know-How and the Systems, the Source Code or the Software (as such terms are defined in Section 8), [*], the Licensed Patent Rights and/or any other Patent Right, copyright or other item of intellectual property that covers or claims the Transferred Materials and/or their creation, construction or use. [*] Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other Party, including items owned, controlled or developed by, or licensed to, the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

Section 6. ARANA INVENTIONS; UNBLOCKING LICENSE

Without limitation to any other right Arana may have at Law, Arana shall be free to seek and obtain patent protection, except with respect to [*], the Discovery Patent Rights or the BCE Patent Rights themselves, for any inventions arising out of or relating to its authorized use or practice of the Transferred Materials, the Licensed Patent Rights, the Licensed Know-How, the Systems Patent Rights and/or the Systems Know-How, provided, however, that, solely to the extent such patent or patent application relating to such invention contains claims that would cover the use or practice of the Transferred Materials, the Licensed Patent Rights and/or any Systems Patent Rights, or would block XOMA, its Affiliates, licensees, partners or collaborators from full enjoyment of the same rights as are licensed hereunder to Arana, (a) Arana shall provide written notice of the filing of any such patent application to XOMA, and in the event Arana elects not to prosecute any such patent application or maintain any resulting patent, XOMA, at its own expense, but with the full assistance of Arana, shall be free to prosecute such patent application and/or maintain such patent, and (b) Arana shall be deemed to have granted to XOMA a non-exclusive, fully paid-up, irrevocable, worldwide license, in order for XOMA, and any Third Party working with XOMA, directly or without limitation as a licensee, partner or collaborator, to enjoy the benefit, on its own behalf or on behalf of any Third Party, of the use or practice of the Transferred Materials, the Licensed Patent Rights and/or any patent or patent application covering the use of the Systems. Such license shall not extend to claims of patents or patent applications relating to Antibodies or Antibody Products, or methods and processes involving therapeutic or diagnostic use of Antibodies or Antibody Products. In the event that, after the Effective Date, Arana acquires Control of any Patent Rights to which this Section 6 would apply because the invention disclosures in such Patent Rights are covered by the first sentence hereof, then, subject to any limitations and obligations of any written agreement relating to such Patent Rights, Arana shall, at XOMA’s option, extend to XOMA the same rights to such Patent Rights as are otherwise provided for herein.

Section 7. LIMITATIONS ON USE AND MODIFICATION

(a) Certain Transfers. All uses of the Transferred Materials shall initially be performed at Arana’s Melbourne, Australia facilities: provided, however, that Arana shall be free to move the Transferred Materials to any other site of its selection that is and will remain under its or its Affiliates’ control, it being understood that XOMA shall have no responsibility hereunder for any such transfer. Any site at which the Transferred Materials will be used shall be and shall remain accessible to employees only of Arana and its Affiliates, shall be under the exclusive control of Arana or its Affiliates and shall have reasonable safeguards designed to protect the Transferred Materials from theft, destruction or unauthorized use.

(b) Certain Limitations. Arana acknowledges, represents and warrants that the transfers provided for by this Agreement arise out of and are part of the Collaboration; provided, however, that the use of the Transferred Materials and the practice of the Licensed Patent Rights and any other Patent Rights to which rights are granted pursuant to this Agreement may, subject to the applicable provisions of this Agreement, be used by Arana and its Affiliates for any other purpose including the discovery, development and subsequent commercial sale of any composition of matter in the Field. Notwithstanding the foregoing, the following restrictions shall apply to the Transferred Materials:

(i) Except by XOMA or with XOMA’s prior written consent, [*] may not be altered or modified.

(ii) The Transferred Materials may not be transferred or disposed of to a Third Party; provided, however, that [*].

(iii) Arana shall not use the Transferred Materials or practice the Licensed Patent Rights and any other Patent Rights to which rights are granted pursuant to this Agreement on behalf of any Third Party, [*] or otherwise engage in activities not directly associated with Arana’s or its Affiliates’ own internal discovery, research and development programs; provided, however, that, so long as the other limitations of this Agreement are satisfied, Arana may use the Transferred Materials or practice the Licensed Patent Rights and any other Patent Rights covered by this Agreement with respect to any Discovery Product as to which Arana or its Affiliates has either in-licensed or acquired rights from a Third Party where such in-license or grant of rights is for the exclusive development of such Discovery Product or variants thereof by Arana or its Affiliates and the original licensor does not become an Arana Licensee with respect to such Discovery Product.

(iv) Arana acknowledges that its rights to use the Transferred Materials are subject to all applicable limitations, restrictions and obligations provided for in the terms of any license or grant of rights from or other agreement with a Third Party the benefit of which is claimed by Arana, provided such terms (i) were made available in writing to Arana prior to the Effective Date, and (ii) are expressed to apply to collaborators or licensees of XOMA in the position of Arana under this Agreement.

(v) None of the grants of rights or licenses herein or the use of any of the Transferred Materials extend to or permit Arana to work with or extend any benefit hereunder to (A) any composition of matter, article of manufacture or Know-How arising out of the unlawful use of any item of Know-How or practice of any Patent Right owned or controlled by XOMA or its Affiliates that is also licensed to Arana or (B) any Third Party who the directors of Arana know is engaged in such unlawful use or practice.

Section 8. CERTAIN PROVISIONS RELATING TO SOFTWARE

(a) Additional Definitions. For purposes of this Section 8, the following terms shall have the respective meanings indicated below:

(i) “Applicable Patent Rights” shall mean (A) in the case where XOMA is the grantor of rights, claims of patents that (I) are now or hereafter acquired, owned by or assigned to XOMA and (II) cover subject matter contained in the Source Code or the Software, and (B) in the case where Arana is the grantor of rights, claims of patents that (I) are now or hereafter acquired, owned by or assigned to Arana and (II) cover subject matter contained in the Covered Code or the Covered Software.

(ii) “Covered Code” shall mean the Source Code and any Modifications to the Source Code made by Arana or any person or entity acting on Arana’s behalf.

(iii) “Covered Software” shall mean the Software and any Modifications to the Software made by Arana or any person or entity acting on Arana’s behalf.

(iv) “Modifications” shall mean any addition to, deletion from and/or other change to the substance and/or structure of the Source Code or the Software designated in item A.1 of Schedule 1.55 as non-encrypted. When code is released as a series of files, a Modification is (A) any addition to or deletion from the contents of a file containing the Covered Code or the Covered Software and/or (B) any new file or other representation of computer program statements that contains any part of the Covered Code or the Covered Software.

(v) “Software” shall mean the software, programs and/or computer instruction sets, other than the Source Code, consisting of the versions thereof existing and deployed at XOMA as of the Effective Date and more fully described in item A.1 of Schedule 1.55 and any changed or modified versions thereof that correct significant defects contained in the Software as of the Effective Date (“Corrected Software”). Expressly excluded from the definition of Software are (A) other programs, software and/or computer instructions that XOMA derives from such programs, software and/or computer instructions or develops, acquires or obtains the right to sublicense during the term of this Section 8, as well as (B) any changed, modified or enhanced versions of the Software (other than Corrected Software).

(vi) “Source Code” shall mean the human readable form of the Software designated in item A.1 of Schedule 1.55 as non-encrypted that is suitable for modification, including all modules it contains, plus any associated data files, interface definition files, scripts used to control compilation and installation of an executable computer instruction.

(b) Corrected Software. If, within the first [*] following the Effective Date, XOMA develops, licenses or acquires any Corrected Software, XOMA shall promptly provide Arana with a copy thereof. All Corrected Software shall be deemed, in accordance with the terms and conditions of this Section 8 and without payment of additional consideration, to be included in the definition of Software.

(c) Terms and Conditions.

(i) Any reproduction, use or dissemination of any Covered Code or Covered Software, including without limitation, any Modifications thereof, shall be limited to activities undertaken by employees of Arana or its Affiliates who are subject to the confidentiality and intellectual property provisions of this Agreement. Notwithstanding the foregoing, Arana may employ or use Third Parties to make Modifications or use the Covered Code or the Covered Software for purposes reasonably related to Arana’s or its Affiliates’ legitimate use as provided for by this Agreement, including this Section 8. Arana shall not grant any such Third Party the right to access the Software designated in item A.1 of Schedule 1.55 as non-encrypted or the Source Code unless and until such Third Party executes a written confidentiality agreement that provides, in addition to the other terms and conditions of such agreement, that (A) the Third Party will abide, for XOMA’s and Arana’s benefit, by the limitations provided for in this Section 8 and the other provisions of this Agreement, (B) all work will be undertaken by such Third Party in a manner so as to establish that any such work is done as a “work made for hire” and (C) such Third Party will assign any patent rights to Arana such that they become Applicable Patent Rights.

(ii) Arana shall retain and reproduce in all copies of the Covered Code and the Covered Software (A) the copyright and other proprietary notices and disclaimers of XOMA as they appear in the Source Code and the Software, respectively, (B) all notices in the Source Code and/or the Software that refer to this Section 8, and (C) to the extent it does not already exist, the notice provided for below:

“Portions Copyright (c) 2005-2009 XOMA Technology Ltd. All Rights Reserved.

“This file contains Source Code or Software or Modifications thereof as defined in and that are subject to a software license and related terms between Arana Therapeutics Limited and XOMA Development Corporation. You may not use this file except in compliance with that license and those terms. Please obtain a copy of the software license and related terms between Arana and XOMA by contacting the Company Secretary, of Arana Therapeutics Limited, and read it before using this file.

“Unless otherwise stated, these materials are distributed on an ‘AS IS’ basis, WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND XOMA HEREBY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT OR NON-INFRINGEMENT. Please see the software license and related terms between Arana and XOMA for the specific language governing rights and limitations under that license and those terms.”

(iii) For any Modifications, Arana must cause the modified files to carry notices stating that Arana changed the files and the date of such change.

(iv) Arana will use commercially reasonable and diligent efforts to protect XOMA’s proprietary interests in and to the Software, the Source Code and XOMA’s Applicable Patent Rights by, as appropriate, ensuring that there is password protection of any computer or network containing any copies of the Covered Code or the Covered Software. In addition, Arana will prohibit its employees from disclosing to unauthorized Third Parties the Covered Code or the Covered Software except under the conditions required by this Section 8 and the acknowledgement that the Software and the Source Code constitute Confidential Information of XOMA under this Agreement.

(d) Arana Exclusive Rights. Arana shall own all Modifications to the Source Code or the Software designated in item A.1 of Schedule 1.55 as non-encrypted created by Arana pursuant to this Section 8 and shall have no obligation to share or provide copies or updates thereof to XOMA.

(e) Representations and Warranties Regarding Software and Source Code. XOMA represents and warrants that (i) the Source Code and the Software were made by XOMA employees and constitute a “work made for hire” and were not authored or distributed to Arana in violation of any agreements between XOMA and any Third Party, including any “open source” licenses, and (ii) it is not actually aware of any intellectual property rights of a Third Party that are infringed by the use of the Software in accordance with this Agreement.

(f) Limitations on Warranties and Support. XOMA’s only obligations to provide to Arana updates to, revisions to or modifications of any of the Transferred Materials shall be those expressly provided in this Section 8. Arana shall be responsible for providing, at its cost, any Third Party hardware or software required to deploy and operate the Systems. The Covered Code or the Covered Software may contain in whole or in part pre-release, untested or not fully tested works, may contain errors that could cause failures or loss of data, and may be incomplete or contain inaccuracies. Arana expressly acknowledges and agrees that use of the Covered Code or the Covered Software, or any portion thereof, is at Arana’s sole and entire risk. UNLESS OTHERWISE STATED, THE SOURCE CODE AND THE SOFTWARE ARE PROVIDED “AS IS” AND WITHOUT WARRANTY, UPGRADES OR SUPPORT OF ANY KIND. UNLESS OTHERWISE STATED, XOMA, ITS LICENSOR(S) AND CONTRIBUTORS (COLLECTIVELY REFERRED TO AS “XOMA” FOR THE PURPOSES OF THIS SECTION 8(f)) EXPRESSLY DISCLAIM ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND/OR CONDITIONS OF MERCHANTABILITY, OF SATISFACTORY QUALITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF ACCURACY, OF QUIET ENJOYMENT AND OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS. XOMA DOES NOT WARRANT AGAINST INTERFERENCE WITH ARANA’S ENJOYMENT OF THE COVERED CODE AND THE COVERED SOFTWARE, THAT THE FUNCTIONS CONTAINED IN THE COVERED CODE OR THE COVERED SOFTWARE WILL MEET ARANA’S REQUIREMENTS, THAT THE OPERATION OF THE COVERED CODE OR THE COVERED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE COVERED CODE OR THE COVERED SOFTWARE WILL BE CORRECTED. Arana acknowledges that neither the Covered Code nor the Covered Software is intended for use in the operation of nuclear facilities, aircraft navigation, communication systems or air traffic control machines, in which case the failure of the Covered Code or the Covered Software could lead to death, personal injury or severe physical or environmental damage.

(g) Government End Users. Each of the Covered Code and the Covered Software is a “commercial item” as defined in FAR 2.101. Government software and technical data rights in the Covered Code or the Covered Software include only those rights customarily provided to the public as defined in this Section 8. This customary commercial license in technical data and software is provided in accordance with FAR 12.211 (Technical Data) and 12.212 (Computer Software) and, for Department of Defense purchases, DFAR 252.227-7015 (Technical Data — Commercial Items) and 227.7202-3 (Rights in Commercial Computer Software or Computer Software Documentation). Accordingly, all U.S. Government End Users acquire the Covered Code or the Covered Software with only those rights set forth herein.

Section 9. UPFRONT FEE

In consideration for the obligation to deliver a copy of [*] in accordance with the [*] Specifications, Arana shall pay XOMA a one-time, fee of Six Million United States Dollars (US$6,000,000), of which (a) Four Million United States Dollars (US$4,000,000) shall be payable on or not later than [*] following receipt by Arana of the Transferred Materials delivered pursuant to Section 3(a), and (b) Two Million United States Dollars (US$2,000,000) shall be payable on the first anniversary of the receipt by Arana of the Transferred Materials delivered pursuant to Section 3(a), [*] in both cases subject to receipt of an invoice issued by XOMA.

Section 10. MILESTONES

In consideration for the obligation to deliver the Discovery Know-How relating to [*] and the Systems and the transfers and grants of rights relating to the BCE Patent Rights and the TAE Technology, Arana shall pay as follows:

(a) For each Royalty-Bearing Discovery Product, on a Royalty-Bearing Discovery Product-by-Royalty-Bearing Discovery Product basis, Arana shall pay XOMA the amounts set forth below:

Event	Payment

First dosing in a Phase 1 Trial	[*]

First dosing in a Phase 2 Trial	[*]

First dosing in a Phase 3 Trial	[*]

Acceptance of first filing of BLA	[*]

[*]

(b) For each TAE Product, on a TAE Product-by-TAE Product basis, Arana shall pay XOMA the amounts set forth below:

Event	Payment

First dosing in a Phase 1 Trial	[*]

First dosing in a Phase 2 Trial	[*]

First dosing in a Phase 3 Trial	[*]

Acceptance of first filing of BLA	[*]

provided that in no event shall a milestone payment be payable under this paragraph (b) with respect to a TAE Product as to which milestone payments are also payable pursuant to paragraph (a) above.

(d) For the avoidance of doubt, the milestone payments due for each Licensed Product shall be paid only once per such Licensed Product.

Section 11. ROYALTY PAYMENTS

In consideration for the obligation to deliver the Discovery Know-How relating to [*] and the Systems and the transfers and grants of rights relating to the BCE Patent Rights and the TAE Technology, Arana shall pay as follows:

(a) Rates. Arana shall pay XOMA a running royalty of:

(i) [*] of the Net Sales of each Royalty-Bearing Discovery Product [*];

(ii) [*]

(iii) [*] of the Net Sales of each TAE Product; provided that in no event shall a royalty be payable under this clause (iii) with respect to a TAE Product as to which a royalty is also payable pursuant to clause (i) or clause (ii) above.

(b) Multiple Antibodies. For the avoidance of doubt, the royalty rates specified in Section 11(a) apply regardless of the number of Antibodies comprised in a Licensed Product.

(c) Term. The obligation to pay royalties on Net Sales of Discovery Products shall commence on a country-by-country basis upon the First Commercial Sale of each Discovery Product in such country and shall continue on a country-by-country basis [*]. The obligation to pay royalties on Net Sales of TAE Products shall commence on a country-by-country basis upon the First Commercial Sale of each TAE Product in such country and shall continue on a country-by-country basis [*].

Section 12. REPORTING AND RECORD KEEPING

(a) Milestone Reporting. During the term of this Agreement, Arana shall within [*] after the achievement of any milestone event referred to in Section 10, furnish to XOMA a written notice indicating the milestone achieved and, if applicable, the relevant indication, label expansion and/or Regulatory Authority. Milestone payments for each milestone event shall be due simultaneously with Arana’s report under this Section 12(a) for such milestone event.

(b) Royalty Reporting.

(i) All amounts payable to XOMA under Section 11 shall be paid on a [*] basis. Arana shall, within [*] after the end of each [*], deliver to XOMA a written report of the amount due to XOMA, pursuant to Section 11, for the Net Sales in such calendar quarter, indicating [*]. Royalty payments for each calendar quarter shall be due simultaneously with Arana’s report under this Section 12(b) for such quarter.

(ii) Arana shall provide XOMA a [*] flash statement of the amount of gross sales of each Licensed Product in the Territory during the applicable [*]. Arana shall require any Arana Licensees to account for their Net Sales and to provide such reports with respect thereto so that Arana can fulfill the above-mentioned obligations in this Section 12(b).

(iii) Royalties payable on Net Sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by Arana for financial accounting purposes in respect of the calculation of Net Sales. If no royalty or payment is due for any royalty period hereunder, Arana shall so report.

(c) Record Keeping. Arana shall keep and shall require any Arana Licensees to keep (all in accordance with GAAP), for at least [*] after prepared, complete and accurate books and records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Arana shall include in each agreement with each applicable Arana Licensee a provision requiring such Arana Licensee to make reports to Arana, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by XOMA’s independent registered public accounting firm to the same extent required of Arana under this Agreement.

Section 13. OTHER PAYMENT-RELATED PROVISIONS

(a) Audit. Upon the written request of XOMA (such request to be made no more than once every calendar year), Arana shall permit an independent registered public accounting firm selected by XOMA and acceptable to Arana, which acceptance shall not be unreasonably withheld or delayed, to have access, at reasonable times and during normal business hours, to such records of Arana as may be reasonably necessary to verify the accuracy of an Arana payment report hereunder; provided that such records shall be limited to those prepared since the beginning of the then current calendar year or during the immediately preceding [*]. Each Party shall use commercially reasonable efforts to schedule all such verifications within [*] after XOMA makes its written request. All such verifications shall be conducted not more than [*] in, or with respect to, each calendar year. The report of XOMA’s independent registered public accounting firm shall be made available to both Parties. Subject to Arana’s rights under Section 18(h), in the event XOMA’s independent registered public accounting firm concludes that additional amounts were owed to XOMA for such period, the additional amounts shall be paid by Arana within [*] of the date XOMA delivers to Arana such written report so concluding, unless such report contains manifest error. In the event XOMA’s independent registered public accounting firm concludes that there was an overpayment to XOMA during such period, the overpayment shall be repaid by XOMA within [*] of the date XOMA received such written report so concluding, unless such report contains manifest error. The fees charged by such independent registered public accounting firm shall be paid by XOMA unless such audit discloses a payment deficiency of more than [*] of the amount due under this Agreement for the period in question, in which case Arana will bear the full cost of such audit. Each Party agrees that all information subject to review under this Section 13(a), or under any agreement with an Arana Licensee, is confidential and that XOMA shall cause its independent registered public accounting firm to retain all such information in confidence. XOMA’s independent registered public accounting firm shall only report to XOMA as to the computation of royalties or charges and invoices payable under this Agreement, as applicable, and shall not disclose to XOMA any other information of Arana or any Arana Licensee.

(b) Taxes. All payments pursuant to Section 9 shall be made free and clear of any taxes imposed by or under the authority of any government or public authority (including without limitation any withholding or similar tax). If any Law requires the withholding of amounts of income or other taxes from any other payments made by Arana to XOMA under this Agreement, (i) Arana will (A) make such withholding payments as required by Law and subtract such amounts from the payments due to XOMA; and (B) submit proof of payment of the withholding tax to XOMA at the time of making payment of the balance to XOMA; and (ii) the Parties will use all commercially reasonable efforts to enable XOMA to obtain the benefit of any Law or treaty that minimizes or removes the obligation to withhold taxes.

(c) Blocked Currency. If by Law conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Party owing such payment shall give the Party to which such payment is owed prompt written notice and shall make such payment due under this Agreement through such means or methods as are lawful in such country as the Party to which such payment is owed may reasonably designate. Failing the designation by the Party to which such payment is owed of such lawful means or methods within [*] after such written notice is given to such Party, the Party owing such payment shall deposit such royalty payment in local currency to the credit of the Party to which such payment is owed in a recognized banking institution designated by such Party, or if none is designated by such Party within the [*] period described above, in a recognized banking institution selected by the Party owing such payment and identified in a written notice to other Party, and such deposit shall fulfill all obligations of the Party owing such payment to the other Party with respect to such payment.

(d) Interest on Late Payments. Any failure by a Party to make a payment when due shall obligate such Party to pay interest to the receiving Party at a rate equal to [*]. The Applicable Interest Rate shall be calculated from the date payment was due until actually received by the receiving Party based on actual number of days lapsed and a 360-day year.

(e) Method of Payment. Except as provided in Section 13(c), payments to be made by one Party to the other under this Agreement shall be payable in United States dollars and shall be paid by wire transfer in immediately available funds to such bank account as is designated in writing by such Party. Attached hereto as Schedule 13(e) is such bank account information for payments to be made to XOMA hereunder, until such time as XOMA designates a different bank account as provided herein.

(f) Certain Acknowledgements. Arana acknowledges and agrees that the amount of milestones and royalties due hereunder and the duration of the royalty payments herein have been chosen for the convenience of the Parties as payment for use of the Transferred Materials during the term of this Agreement under the terms and conditions hereof.

Section 14. CONFIDENTIALITY

(a) Nondisclosure Obligations.

(i) General. Except as otherwise provided in this Section 14, during the term of this Agreement and for a period of [*] thereafter, or longer if required by any agreement with a Third Party relating to such Confidential Information, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement. Upon the expiration or termination of this Agreement, each Party shall promptly inform the other Party in writing if any Confidential Information the other Party received from such Party hereunder is covered by such a Third Party agreement with such Party and if the term of confidentiality for such Confidential Information will extend beyond such [*] period.

(ii) Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party: (A) a Party may disclose Confidential Information it is otherwise obligated not to disclose under this Section 14(a), to its Affiliates, Arana Licensees (where Arana is the Receiving Party), a Third Party to which XOMA or an Affiliate of XOMA licenses or grants rights, as part of a bona fide collaboration, development, commercialization or marketing arrangement (where XOMA is the Receiving Party), consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential hereunder; and (B) a Party or any Arana Licensees may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and/or to commercially market, Licensed Products. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed.

(iii) Required Disclosure. Subject to Section 14(c)(i), a Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party. Nothing in this Section 14(a)(iii) prevents or restricts Arana or its Affiliates from making disclosure required by the listing rules of a stock exchange on which its shares are listed, provided that Arana shall use its commercially reasonable efforts to notify XOMA prior to making any such required disclosure.

(b) Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Section 14 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Section 14.

(c) Terms of this Agreement. The terms of this Agreement shall be treated as the Confidential Information of Arana and XOMA and shall not be disclosed without the written permission of XOMA or Arana, as the case may be, except (i) as required by securities or other applicable laws or stock exchange rules, (ii) to a party’s accountants, attorneys and financial and other professional advisors, (iii) so long as such disclosure is subject to confidentiality undertakings at least as stringent as those in this Agreement, to actual or prospective collaboration partners, (where collaboration is permitted under this Agreement) acquirers, investors or underwriters, or (iv) as otherwise provided herein. The Parties hereby agree to the release of a press release in the form attached hereto as Schedule 14(c) upon full execution of this Agreement and that the fact of the consummation of this Agreement, as well as the terms that are expressly described in such press release, shall be deemed to be in the public domain. If either Party desires to release a separate announcement relating to this Agreement, it shall first allow the other Party [*] to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed. Nothing herein shall be deemed to prohibit, restrict or limit any disclosure that is consistent in all material respects with prior disclosures.

Section 15. REPRESENTATIONS AND WARRANTIES

(a) Representations, Warranties and Covenants of Arana. Arana represents and warrants to and covenants with XOMA that:

(i) Arana is duly organized, validly existing and in good standing under the laws of Australia;

(ii) Arana has the full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to XOMA in this Agreement;

(iii) Arana has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Arana, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(v) the performance of Arana’s obligations under this Agreement will not conflict with Arana’s organizational documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party or violate any court or administrative order by which it is bound.

(b) Representations, Warranties and Covenants of XOMA. XOMA represents and warrants to and covenants with Arana that:

(i) XOMA is duly organized, validly existing and in good standing under the laws of Delaware;

(ii) XOMA has the full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Arana in this Agreement;

(iii) XOMA has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of XOMA, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(v) the performance of its obligations under this Agreement will not conflict with XOMA’s organizational documents or result in a breach of any agreements, contracts or other arrangements, to which it is a Party or violate any court or administrative order by which it is bound;

[*]

(c) Limited Liability. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER ARANA NOR XOMA (A) MAKES ANY WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR (B) WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

Section 16. INDEMNITY

(a) Arana Indemnity Obligations. Subject to Section 16(c), Arana agrees to defend, indemnify and hold XOMA, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of (i) any use of the Transferred Materials; (ii) actual or asserted violations of any applicable law or regulation by Arana, any Arana Licensees and their respective Affiliates by virtue of which any Licensed Products manufactured, distributed or sold by Arana, any Arana Licensees or their respective Affiliates pursuant to this Agreement shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (iii) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Licensed Products by Arana, any Arana Licensees or their respective Affiliates; (iv) a recall of a Licensed Product manufactured, distributed or sold by Arana, any Arana Licensees or their respective Affiliates ordered by a governmental agency or required by a confirmed Licensed Product failure; (v) Arana’s breach of any of its representations, warranties or covenants hereunder; or (vi) gross negligence or fraud by Arana, its Affiliates or any of their respective employees, directors, officers or agents in relation to actions or activities under this Agreement.

(b) XOMA Indemnity Obligations. Subject to Section 16(c), XOMA agrees to defend, indemnify and hold Arana, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of (i) [*]; (ii) XOMA’s breach of any of its representations, warranties or covenants hereunder; or (iii) gross negligence or fraud by XOMA, its Affiliates or any of their respective employees, directors, officers or agents in relation to actions or activities under this Agreement.

(c) Limitation on Indemnity Obligations. Neither Party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 16(a) or 16(b) respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought (i) was caused by a grossly negligent, reckless or intentional act or omission by such Party, its directors, officers, employees or authorized agents; or (ii) arose as a direct result of such Party’s breach of any of its representations, warranties or covenants hereunder.

(d) Procedure. If a Party or any of its Affiliates or their respective employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under this Section 16, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Section 16; provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Section 16 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 16 resulting from such failure, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 16. The Indemnitee under this Section 16, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

Section 17. EXPIRATION AND TERMINATION

(a) Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the latest of the following to occur: (i) payment by Arana and receipt by XOMA of the last amount to be paid by Arana to XOMA pursuant to the terms hereof; (ii) cessation by Arana, its Affiliates and Arana Licensees of the use of [*] or (iii) the cessation by Arana, its Affiliates and Arana Licensees of the exercise of the rights granted to them pursuant to Sections 5(a) and 5(b). Arana agrees to notify XOMA promptly upon any cessation of such use or exercise of rights.

(b) Events of Default.

(i) An “Event of Default” by either Party shall have occurred upon (i) the occurrence of a material breach of this Agreement if such Party fails to remedy such breach within [*] after written notice thereof by the non-breaching Party ([*] in the event of a Party’s failure to make a payment required hereunder) or, if remediation of such breach (other than a payment breach) within [*] is not practicable, if such Party fails to commence and diligently pursue such remediation during such [*] period, or (ii) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such Party that is not dismissed or otherwise disposed of within [*] thereafter.

(ii) In partial consideration for the grant of rights hereunder, Arana agrees that, except to the extent compelled to do so by legal process and subject to any specific contractual obligations of Arana existing on the Effective Date in circumstances constituting, in the reasonable, written opinion of counsel to Arana, a breach thereof, it will not contest, direct another to contest or knowingly assist another in contesting the validity or enforceability of any of the Patent Rights licensed hereunder. The Parties agree that this covenant is a material term of this Agreement, and breach of this covenant will constitute a material breach of this Agreement.

(c) Effect of an Event of Default. In the event of an Event of Default, the non-defaulting Party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 15(c) and 18(h) hereof, to, by written notice to the other Party, terminate this Agreement in its entirety.

(d) Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In no way limiting the generality of the foregoing, the provisions of Sections 1, 5(c), 5(f), 6, 10, 11, 12, 13, 14, 15, 16, 17(d) and 18 shall survive the expiration or termination of this Agreement. For the avoidance of doubt, and subject to obtaining a license of any necessary Patent Rights (including without limitation from XOMA), Arana may continue to develop and commercialize existing Licensed Products or potential Licensed Products subject to Arana’s payment obligations under this Agreement.

Section 18. MISCELLANEOUS

(a) Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

(b) Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the consent of the other Party; provided, however, that either Arana or XOMA may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of such portion of a Party’s assets that includes rights under this Agreement to an unrelated Third Party; provided, further, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the Parties otherwise agree; provided, however, that this section will not relieve the assignor from any of its obligations as a surety even after the assignment.

(c) Bankruptcy. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party, to the extent permitted under applicable Laws, shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

(d) Severability. Each Party hereby agrees that it does not intend to violate any public policy, Law, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

(e) Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Arana:	Arana Therapeutics Limited
Level 2 37 Epping Road Macquarie Park New South Wales 2113 Australia Attention: Company Secretary Telephone: +61 (2) 8061 9900 Facsimile: +61 (2) 8061 9999

If to XOMA:	XOMA Development Corporation 2910 Seventh Street Berkeley, California 94710 USA Attention: Legal Department Telephone: +1 (510) 204-7200 Facsimile: +1 (510) 649-7571

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 USA Attention: Geoffrey E. Liebmann Telephone: +1 (212) 701-3000 Facsimile: +1 (212) 269-5420

(f) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of [*], without reference to the conflicts of law principles thereof; provided, that the interpretation and application of provisions hereof relating to the existence, ownership, validity or scope of the intellectual property rights of either Party, as well as any dispute relating to such provisions or rights, shall be governed by and construed in accordance with the laws of the State of New York.

(g) Forum Selection; Consent to Jurisdiction. Subject to Section 18(h), any litigation based hereon, or arising out of, under, or in connection with this Agreement, shall be brought and maintained exclusively in the courts located within London, England; provided, that any litigation based on, or arising out of, under or in connection with the interpretation and application of provisions hereof relating to the existence, ownership, validity or scope of the intellectual property rights of either Party shall be brought and maintained exclusively in the courts located within New York, New York. The Parties hereby expressly and irrevocably submit to the jurisdiction of the courts located within London, England and New York, New York, as applicable, for the limited purpose of any such litigation as set forth above. The Parties further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service. The Parties hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

(h) Dispute Resolution.

(i) In the event of any controversy or claim arising out of or relating to this Agreement the Parties hereby agree that they will first attempt in good faith to resolve such controversy or claim promptly by negotiations. If such a controversy or claim should arise hereunder, the matter shall be referred to the chief executive officers of XOMA and Arana, or their respective designees (the “Representatives”). If the matter has not been resolved within [*] of the first meeting of the Representatives (which period may be extended by mutual agreement) concerning such matter, either Party may initiate arbitration by giving notice to that effect to the other Party simultaneously with filing a notice with the International Chamber of Commerce or its successor organization (“ICC”) in accordance with its International Arbitration Rules. Such dispute shall then be settled by arbitration in London, England or, in the case of any dispute based on, or arising out of, under or in connection with the provisions hereof relating to the intellectual property rights of either Party, in New York, New York, to be conducted in the English language and in accordance with the International Arbitration Rules of the ICC or other rules agreed to by the Parties, by a panel of three neutral arbitrators who shall be selected by the Parties using the procedures for arbitrator selection of the ICC.

(A) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within [*] after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 18(g).

(B) Except as provided in Section 18(h)(ii), the procedures specified in this Section 18(h) shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such actions seeking injunctive or other provisional judicial relief, the Parties will continue to participate in good faith in the procedures specified in this Section 18(h).

(C) The arbitrators shall issue with the rulings a written determination as to how the fees and expenses of the arbitration, along with the reasonable legal fees and expenses of each Party (including all attorneys’ fees, witness fees and expenses), shall be allocated between the Parties. The arbitrators shall allocate such fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitral proceeding, with the Party prevailing on more issues, or issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

(ii) Without limiting or otherwise restricting the Parties’ respective rights and obligations expressly set forth in the other provisions of this Agreement, the Parties agree that any dispute between them over the inventorship, ownership, validity, enforceability or infringement of any Patent Rights related to the Collaboration (including without limitation all Patent Rights in respect of or arising out of the use of the Transferred Materials) and Controlled by either Party that cannot be resolved between them after following the procedures set forth in the first two sentences of Section 18(h)(i) shall be presented only to a court of competent jurisdiction for resolution pursuant to Section 18(g).

(iii) The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

(i) Entire Agreement. This Agreement, together with the schedules, exhibits and appendices hereto and any confidentiality agreement(s) executed in contemplation of this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

(j) Headings. The captions to the several Sections hereof and Schedules hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof and Schedules hereto.

(k) No Partnership. It is expressly agreed that the relationship between Arana, on the one hand, and XOMA, on the other hand, shall not constitute a partnership, joint venture or agency. Subject to Section 14(c), neither Arana, on the one hand, nor XOMA, on the one hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

(l) Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Arana and XOMA agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Arana and XOMA agree to obtain similar covenants from their licensees, sublicensees, or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 18(l).

(m) Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart may be delivered by facsimile or other electronic means.

(o) Business Days. Where an act is required to be performed or a payment required to be made on a day that is not a business day in the principal place of business of the Party required to perform such act or make such payment, the act will be required to be performed or the payment will be required to be made on the following business day.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned parties have agreed to the foregoing as of the date first written above.

ARANA THERAPEUTICS LIMITED

By:		By:
Name:		Name:
Title:	Director	Title:	Director

XOMA DEVELOPMENT CORPORATION

By:
Name:
Title:

Schedule 1.8

Bacterial Cell Expression Patent Rights

A. Title: Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors: Robinson, Liu, Horwitz, Wall, Better

1)	Based on PCT/US86/02269, which is a continuation-in-part of U.S. Application No. 06/793,980 filed November 1, 1985 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	65981/86	AU 606,320
Denmark	3385/87	DK 175680
Canada	521,909	Abandoned
Europe	86906676.1	0247091 Abandoned
Europe	92115754.1	Abandoned
Japan	505887/1986	Abandoned
Taiwan	75105650	51922
*United States	06/793,980	Abandoned
*United States	U.S. National Phase of PCT/US86/02269	Abandoned

*	Cases abandoned in favor of a continuing application.

2)	Based on PCT/US88/02514, which corresponds to U.S. Application No. 07/077,528, which is a continuation-in-part PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Application No. 06/793,980 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	23244/88	AU 632,462
Canada	572,398	CA 1,341,235
Denmark	192/90	DK 174824
Denmark	200301155	DK 175654
Denmark	200301156	DK 175581
Europe	EP 88907510.7	EP 0371998
Austria	EP 88907510.7	AT 0102249
Belgium	EP 88907510.7	BE 0371998
France	EP 88907510.7	FR 0371998
Germany	EP 88907510.7	DE 3888186.1
Italy	EP 88907510.7	IT 0371998
Luxembourg	EP 88907510.7	LU 0371998
Netherlands	EP 88907510.7	NL 0371998
Sweden	EP 88907510.7	SE 0371998
Switzerland/Liechtenstein	EP 88907510.7	CH 0371998

United Kingdom	EP 88907510.7	GB 0371998
Europe	EP 93100041.8	EP 0550400
Austria	EP 93100041.8	AT0140266E
Belgium	EP 93100041.8	BE 0550400
France	EP 93100041.8	FR 0550400
Germany	EP 93100041.8	DE 3855421.6
Italy	EP 93100041.8	IT 0550400
Luxembourg	EP 93100041.8	LU 0550400
Netherlands	EP 93100041.8	NL 0550400
Sweden	EP 93100041.8	SE 0550400
Switzerland/ Liechtenstein	EP 93100041.8	CH 0550400
United Kingdom	EP 93100041.8	GB 0550400
Europe	EP 95119798.7	EP 0731167
Austria	EP 95119798.7	AT 0197315
Belgium	EP 95119798.7	BE 0731167
France	EP 95119798.7	FR 0731167
Germany	EP 95119798.7	DE 3856440.8
Italy	EP 95119798.7	IT 0731167
Luxembourg	EP 95119798.7	LU 0731167
Netherlands	EP 95119798.7	NL 0731167
Sweden	EP 95119798.7	SE 0731167
Switzerland/ Liechtenstein	EP 95119798.7	CH 0731167
United Kingdom	EP 95119798.7	GB 0731167
Japan	506481/88	JP 2991720
*United States	07/077,528

*	Cases abandoned in favor of a continuing application.

3)	Based on U.S. Application No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Application No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Application No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

COUNTRY	APPLICATION NO.	PATENT NO.
*United States	07/501,092	Abandoned
*United States	07/870,404	Abandoned
*United States	07/987,555	Abandoned
*United States	08/020,671	Abandoned
United States	08/235,225	US 5,618,920
United States	08/299,085	US 5,595,898
United States	08/450,731	US 5,693,493
United States	08/466,203	US 5,698,417

United States	08/467,140	US 5,698,435
United States	08/472,691	US 6,204,023
*United States	09/722,315	Abandoned
*United States	09/722,425	Abandoned
*United States	10/040,945	Abandoned
United States	11/582,563	Abandoned

*	Cases abandoned in favor of a continuing application.

B. Title: Novel Plasmid Vector with Pectate Lyase Signal Sequence (PelB)

Inventors: Lei, Wilcox

Based on U.S. Application No. 07/142,039 filed January 11, 1988 and PCT/US89/00077.

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	29377/89	AU 627443
Canada	587,885	CA 1,338,807
Europe	EP 89901763.6	EP 0396612
Austria	EP 89901763.6	AT 0140731
Belgium	EP 89901763.6	BE 0396612
France	EP 89901763.6	FR 0396612
Germany	EP 89901763.6	DE 689 26 882
Italy	EP 89901763.6	IT 0396612
Luxembourg	EP 89901763.6	LU 0396612
Netherlands	EP 89901763.6	NL 0396612
Sweden	EP 89901763.6	SE 0396612
Switzerland/Liechtenstein	EP 89901763.6	CH 0396612
United Kingdom	EP 89901763.6	GB 0396612
Japan	501661/89	JP 2980626
*United States	07/142,039	Abandoned
United States	08/472,696	US 5,846,818
United States	08/357,234	US 5,576,195

*	Cases abandoned in favor of a continuing application.

C. Title: Methods and Cells for Expression of Recombinant Protein Products (Ara)

Inventor: Better

Based on PCT/US01/08754, which claims priority to U.S. Provisional Application Nos. 60/192,129 filed March 24, 2000 and 60/192,238 filed March 27, 2000

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	2001249265	AU 2001249265
Canada	2,404,046	2,404,046
Europe	01922467.4	EP 1268823
Austria	01922467.4	AT 1268823
Belgium	01922467.4	BE 1268823
Cyprus	01922467.4	CY 1268823
Denmark	01922467.4	DK 1268823
Finland	01922467.4	FI 1268823
France	01922467.4	FR 1268823
Germany	01922467.4	DE 60131261.9-08
Greece	01922467.4	GR 1268823
Ireland	01922467.4	IE 1268823
Italy	01922467.4	IT 1268823
Luxembourg	01922467.4	LU 1268823
Monaco	01922467.4	MC 1268823
Netherlands	01922467.4	NL 1268823
Portugal	01922467.4	PT 1268823
Spain	01922467.4	ES 1268823
Sweden	01922467.4	SE 1268823
Switzerland	01922467.4	CH 1268823
Turkey	01922467.4	TR 1268823
United Kingdom	01922467.4	GB 1268823
[*]	[*]	[*]
Hong Kong	07021559.5-08109183.0	Pending – Published 1120824A
Japan	2001-570798	Pending – Published 2003-528616
*United States	60/192,129	Abandoned
*United States	60/192,238	Abandoned
United States	09/811,933	US 6,803,210
United States	10/963,414	Abandoned

*	Cases abandoned in favor of a continuing application.

[*]

Schedule 1.26

Discovery Patent Rights

[*]

Schedule 1.55

Systems

A. Materials/Know-How

[*]

B. Patent Rights

[*]

[*]

Schedule 1.63

Targeted Affinity Enhancement Technology

A.	Materials/Know-How

[*]

B.	Patent Rights

[*]

Schedule 1.70

[*] Specifications

[*]

Schedule 3(a)

[*] - Quantities and Additional Information

[*]

[*]

[*]

Schedule 4(a)

Services

A.	Description of Services to be Performed:

1.	[*]
2.	Technical support for the TAE Technology
3.	Technical support for the Systems

B.	Compensation:

[*]

Schedule 13(e)

Wire Transfer Instructions for XOMA

[*]

Schedule 14(c)

Form of Press Release

XOMA Announces $6 Million Antibody Discovery Collaboration with Arana Therapeutics

BERKELEY, Calif., September 9, 2009 — XOMA Ltd. (Nasdaq: XOMA) and Arana Therapeutics Limited, a wholly-owned subsidiary of Cephalon, Inc. (Nasdaq: CEPH) have entered into a collaboration involving multiple proprietary XOMA antibody research and development technologies, including a new antibody phage display library, and a suite of integrated information and data management systems. Arana has agreed to pay XOMA a fee of $6 million and XOMA will be entitled to milestone payments and royalties on product sales. Under the terms of the collaboration, XOMA will be fully reimbursed for all services it may provide to Arana under the agreement.

“We selected XOMA because of their ability to provide a complete suite of validated technologies that will further enable us to accelerate our antibody development programs toward the clinic,” said Steffen Nock, Acting Chief Executive Officer of Arana. “We believe the advantages of these technologies, including XOMA’s next-generation antibody libraries, will increase our capacity to cost-effectively develop novel therapeutics.”

“We are pleased to partner with Arana, a company with a strong presence and capabilities in the antibody field,” said Steven B. Engle, XOMA’s Chairman and Chief Executive Officer. “This monetization of our proprietary technologies and products demonstrates the value of our extensive antibody expertise and increases the return on our research and development efforts.”

XOMA has developed integrated capabilities in antibody discovery, engineering and manufacturing, including maintaining the largest collection of commercially available antibody phage display libraries. The company also has expertise in the construction of large, novel and diverse libraries for screening and optimization that enable the selection of antibodies with very specific binding, affinity and potency characteristics to an antigen of choice.

The new, proprietary antibody library covered by the agreement with Arana, recently validated by XOMA, is one of a series of proprietary antibody libraries being developed by XOMA scientists to overcome existing limitations in library design by combining “best-in-class” techniques with XOMA’s own proprietary and patent-protected technologies. Access to multiple libraries may offer a number of benefits to XOMA and its partners because it enables the use of libraries best suited to the needs of a particular discovery project. This increases the probability of technical and business success in finding rare and unique functional antibodies directed to targets of interest.

About XOMA

XOMA discovers, develops and manufactures therapeutic antibodies designed to treat inflammatory, autoimmune, infectious and oncological diseases. The Company’s proprietary product pipeline includes XOMA 052, an anti-IL-1 beta antibody, and XOMA 3AB, a biodefense anti-botulism antibody candidate.

XOMA has multiple revenue streams resulting from the licensing of its antibody technologies, product royalties, development collaborations, and biodefense contracts. XOMA’s technologies have contributed to the success of marketed antibody products, including LUCENTIS(r) (ranibizumab injection) for wet age-related macular degeneration and CIMZIA(r) (certolizumab pegol) for rheumatoid arthritis and Crohn’s disease.

The company has a premier antibody discovery and development platform that incorporates leading, unmatched capabilities in antibody phage display and a unique collection of antibody display libraries, as well as XOMA’s proprietary Targeted Affinity Enhancement technology for antibody humanization and bacterial cell expression and manufacturing technologies. Bacterial cell expression is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed BCE licenses.

The company’s integrated processes use proprietary informatics systems that:

•	Increase efficiencies for data management and analysis

•	Support rational data-driven decisions thus reducing costly errors

•	Increase capacity for multiple antibody programs with limited resources

•	Accelerate product development and

•	Support intellectual property filings.

In addition to developing its own products, XOMA develops products with premier pharmaceutical companies including Novartis AG, Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. XOMA has a fully integrated product development infrastructure and a team of approximately 190 employees at its Berkeley, California location. For more information, please visit http://www.xoma.com.

Forward-looking Statements

Certain statements contained herein concerning product development and capabilities of XOMA’s technologies or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to XOMA’s ability to renegotiate the requirements of its loan agreements; the declining and generally unstable nature of current economic conditions; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA’s financing needs and opportunities; and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA’s prospects.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

CONTACT: XOMA, Ltd.

Company and Investor Contact:

Carol DeGuzman

510-204-7270

deguzman@xoma.com

Porter Novelli Life Sciences

Media Contact:

Carolyn Hawley

619-849-5375

chawley@pnlifesciences.com